Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 5 to the Registration Statement on Form F-1/A (File No. 333-281663) of our auditor’s report dated April 19, 2024 (except for the share consolidation described in Note 12 and the subsequent events described in Note 20, as to which the date is October 22, 2024), with respect to the consolidated financial statements of Brazil Potash Corp. and its subsidiary (the “Company”) as at December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, and of our auditor’s report dated April 28, 2023 (except for the share consolidation described in Note 13 and the subsequent events described in Note 21, as to which the date is October 22, 2024), with respect to the consolidated financial statements of the Company as at December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, as filed with the United States Securities and Exchange Commission.

We also consent to the references to our firm under the headings “Interests of Experts and Counsel” and “Experts” in this Amendment No. 5 to the Registration Statement on Form F-1/A.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Mississauga, Canada

November 25, 2024